PricewaterhouseCoopers LLP
One North Wacker
Chicago, IL 60606
Telephone (312) 298-2000
Facsimile (312) 298-2001
Report of Independent Accountants
To the Board of Trustees of
the One Group Mutual Funds
We have performed the procedures enumerated below,
 which were agreed to by the One Group Mutual
Funds, Banc One Investment Advisors Corporation,
One Group Administrative Services, Inc. and the
SEC (collectively referred to as "the specified parties,")
 solely to assist you in determining
management's compliance with the procedures outlined
 in the March 22, 2001 exemptive order request
(the "Request.") Management is responsible for compliance with the request. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.
The sufficiency of these procedures is sole ly the responsibility of those parties specified in this report.
Consequently, we make no representation
regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.
We completed our procedures as outlined in Appendix I for a sample of 10 loans during the year and noted no exceptions.
We were not engaged to and did not conduct an examination, the objective of which would be the expression of an opinion on compliance with the Request. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.
This report is intended solely for the information and use of the specified parties, and is not intended to be and should not be used by anyone other than these specified parties.
August 11, 2003









(2)
Attachment I
Procedures to be Performed
The following outlines the procedures to be performed-
1. Develop an understanding of the procedures and internal controls in place by the Credit
Facility Team (as defined by the Interfund Lending
Program Exemptive Order Request dated
March 22, 2001 "the Agreement") designed to comply with the terms of the Agreement, in particular the following:
a. The Interfund Rate is higher than the Repo Rate, but lower than the Bank Loan Rate
(each rate as defined by the Agreement);
b. Compliance with the collateral requirements as set forth in the Agreement;
c. Compliance with the percentage limitations on interfund borrowing and lending;
d. Allocation of interfund borrowing and lending demand in an equitable manner and in accordance with procedures established by the Trustees; and
e. That the interest rate on any interfund loan does not exceed the interest rate on any third party borrowings of a borrowing Fund at the time of the interfund loan.
2. Issue a report to the Board of Trustees addressing the results of these procedures.